UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 6, 2023

Cartesian Growth Corporation II

(Exact name of registrant as specified in its charter)

Cayman Islands	001-41378	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

505 Fifth Avenue, 15th Floor New York, New York	10017
(Address of principal executive offices)	(Zip Code)

(212) 461-6363

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Units, each consisting of one class A ordinary share and one-third of one Warrant	RENEU	The Nasdaq Stock Market LLC
Class A ordinary shares, par value $0.0001 per share	RENE	The Nasdaq Stock Market LLC
Warrants, each whole warrant exercisable for one Class A ordinary share at an exercise price of $11.50	RENEW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

The information provided in Item 2.03 of this Current Report on Form 8-K is also incorporated by reference into this Item 1.01.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

In connection with the Extension Payments (as defined below), on November 6, 2023, Cartesian Growth Corporation II (the “Company”) issued an unsecured promissory note in the aggregate amount of up to $1,800,000 (the “Note”) to CGC II Sponsor LLC (the “Sponsor”). On November 6, 2023, the Sponsor deposited an Extension Payment in the amount of $150,000, representing the lesser of (a) an aggregate of $150,000 and (b) $0.02 per public share that remained outstanding and unredeemed prior to the Extension (as defined below), which enabled the Company to extend the period of time it has to consummate its initial business combination by one month from November 10, 2023 to December 10, 2023. The Extension is the first of twelve one-month extensions permitted under the Company’s Charter (as defined below).

The Note bears no interest and the principal balance is payable on the date of the consummation of the Company’s initial business combination. The Note is subject to customary events of default, the occurrence of certain of which automatically triggers the unpaid principal balance of the Note and all other sums payable with regard to the Note becoming immediately due and payable. The principal balance may be prepaid at any time.

A copy of the Note is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference. The disclosure set forth in this Item 2.03 is intended to be a summary only and is qualified in its entirety by reference to the Note.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On November 6, 2023, the Company’s shareholders approved an amendment to the Company’s Amended and Restated Memorandum and Articles of Association (as amended, the “Charter”), which became effective solely upon the approval by the Company’s shareholders thereof. The information disclosed in Item 5.07 of this Current Report on Form 8-K is incorporated by reference into this Item 5.03 to the extent required herein.

Item 5.07. Submission of Matters to a Vote of Security Holders.

On November 6, 2023, the Company held an extraordinary general meeting of shareholders (the “Extraordinary Meeting”). On September 27, 2023, the record date for the Extraordinary Meeting, there were 28,750,000 ordinary shares issued and outstanding entitled to be voted at the Extraordinary Meeting (consisting of 28,749,998 shares of Class A ordinary shares and two shares of Class B ordinary shares of the Company), approximately 72.9% of which were represented in person or by proxy at the Extraordinary Meeting.

The final results for each of the matters submitted to a vote of the Company’s shareholders at the Extraordinary Meeting are as follows:

 1. Charter Amendment Proposal

The shareholders approved the proposal to amend the Company’s Charter (the “Charter Amendment”), to extend the date by which the Company has to consummate a business combination for an additional twelve months, from November 10, 2023 (the “Termination Date”) to up to November 10, 2024, by electing to extend the date to consummate an initial business combination on a monthly basis for up to twelve times by an additional one month each time after the Termination Date, until November 10, 2024 or a total of up to twelve months after the Termination Date, or such earlier date as determined by the Company’s board of directors (the “Board”), unless the closing of the Company’s initial business combination shall have occurred, which we refer to as the “Extension,” and such later date, the “Extended Date”, provided that the Sponsor (or its affiliates or permitted designees) will deposit into a trust account established for the benefit of the Company’s public shareholders (the “Trust Account”) an amount determined by multiplying $0.02 by the number of public shares then outstanding, up to a maximum of $150,000 for each such one-month extension unless the closing of the Company’s initial business combination shall have occurred, in exchange for a non-interest bearing, unsecured promissory note payable upon consummation of a business combination (each, an “Extension Payment”). The voting results were as follows:

FOR	AGAINST	ABSTAIN	BROKER NON-VOTES
20,871,920	99,540	0	0

A copy of the Charter Amendment is attached to this Current Report on Form 8-K as Exhibit 3.1 and incorporated herein by reference.

Item 8.01. Other Events.

In connection with the votes to approve the Extension, the holders of 7,129,439 shares of Class A ordinary shares of the Company properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.86 per share, for an aggregate redemption amount of approximately $77.4 million, leaving approximately $172.4 million in the Trust Account.

Item 9.01. Financial Statements and Exhibits

(c) Exhibits:

Exhibit No.	Description

3.1	Amendment to the Amended and Restated Memorandum and Articles of Association

10.1	Promissory Note issued in favor of CGC II Sponsor LLC, dated November 6, 2023

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARTESIAN GROWTH CORPORATION II

By:	/s/ Peter Yu
Name:	Peter Yu
Title:	Chief Executive Officer

Date: November 7, 2023